EXHIBIT 1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             GLOBAL DIRECTMAIL CORP


     GLOBAL DIRECTMAIL CORP (the "Company"), a corporation organized and existing under and by virtue of the general corporation law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST. That the Board of Directors of the Company, at a meeting duly convened and held, adopted the following resolution:

     RESOLVED that the Board of Directors hereby declares it advisable and in the best interest of the Company that Article FIRST of the Certificate of Incorporation be amended to read as follows:

                     FIRST: The name of the Corporation is:

                                 "SYSTEMAX INC."

     SECOND. That the said proposed amendment was authorized by the holders of a majority of the issued and outstanding stock entitled to vote thereon at the annual meeting of stockholders held on May 18, 1999 at the Company's offices, 11 Harbor Park Drive, Port Washington, N.Y.

     THIRD. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its Secretary this 18th day of May 1999.


                                              /S/ CURT RUSH
                                              -------------------------
                                              Curt Rush, Secretary